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EXHIBIT 5

[KMZR letterhead]

June 20, 2003

The Navigators Group, Inc.
One Penn Plaza
New York, NY 10119

Re:	The Navigators Group, Inc. Registration Form S-8

Gentlemen:

        We have acted as counsel to The Navigators Group, Inc., a Delaware corporation (the "Company"), in connection with the public offering by the Company on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") by the Company on June 20, 2003, of up to 200,000 shares (the "Shares") of the Company's common stock, par value $0.10 per share (the "Common Stock") pursuant to The Navigators Group, Inc. Employee Stock Purchase Plan (the "Plan").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

        In connection with this opinion, we have relied as to matters of fact, without investigation, upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement; (ii) a specimen certificate representing the Common Stock; (iii) the Certificate of Incorporation of the Company, as presently in effect; (iv) the By-Laws of the Company, as presently in effect; and (v) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares and related matters.

        In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties, of such documents and the validity and binding effect thereof.

        Based upon and subject to the foregoing, it is our opinion that when the Registration Statement becomes effective, the issuance and sale of the Shares will have been duly authorized, and, when issued pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

        Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Constitution of the State of Delaware and the reported judicial decisions interpreting such laws and provisions. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,
KATTEN MUCHIN ZAVIS ROSENMAN
By:	/s/ MARC M. TRACT

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